Exhibit 1

AGREEMENT

This AGREEMENT, dated as of May 9, 2006 (the “Agreement”), is by and among Sharper Image Corporation, a Delaware corporation (the “Company”), and Richard J. Thalheimer, individually and as trustee of each of the Richard J. Thalheimer Revocable Trust, the Richard J. Thalheimer 1997 Annuity Trust, the Thalheimer Grantor Annuity Trust of 1997, and the Richard J. Thalheimer 2005 Annuity Trust, and John Comyns, as trustee of each of the Richard Thalheimer Children’s Trust of 1989, the Richard and Elyse Thalheimer Irrevocable Trust of 1995, and the Richard J. Thalheimer Irrevocable Trust of 1999 (collectively, the “Thalheimer Entities”), and the entities and persons listed on Schedule A hereto (collectively, the “Knightspoint Entities”).

WHEREAS, the Knightspoint Entities are the beneficial owners of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); and

WHEREAS, the Knightspoint Entities submitted to the Company a notice of their intention to nominate seven individuals to stand for election to the Company’s Board of Directors (the “Board”) at the Company’s 2006 Annual Meeting of Stockholders (the “2006 Annual Meeting”) and to solicit proxies in support of their election; and

WHEREAS, the Company has determined that the interests of the Company and its stockholders would best be served by, and the Thalheimer Entities and the Knightspoint Entities have determined that they would best be served by, (i) avoiding the substantial expense and disruption that would be expected to result from a proxy contest, (ii) increasing the number of directors constituting the Board to nine and (iii) nominating the Thalheimer Nominees, the Knightspoint Nominees and the Independent Nominees (each as defined herein) for election to the Board at the 2006 Annual Meeting as provided herein; and

WHEREAS, in consideration of the agreements of the Company and the Thalheimer Entities set forth herein, among other matters, each of the Knightspoint Entities has agreed to refrain from submitting any stockholder proposal or director nominations at the 2006 Annual Meeting and to vote for the election of the Thalheimer Nominees and the Independent Nominees at the 2006 Annual Meeting.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement:

(a) “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The parties shall not be deemed to be Affiliates of each other as a result of their execution of this Agreement.

(b) The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

(c) The terms “Board” and “Board of Directors” shall mean the Board of Directors of the Company.

(d) “Director” shall mean a member of the Board.

(e) “Independent Nominees” shall consist of William R. Fields, Howard Gross and Howard Liebman or, if prior to such meeting any of these persons are unable or unwilling to serve, any substitute selected by the Company and approved by the Knightspoint Entities prior to such meeting.

(f) “Knightspoint Nominees” shall consist of Jerry W. Levin, Michael Koeneke and David Meyer or, if prior to the 2006 Annual Meeting any of these persons are unable or unwilling to serve, any substitute selected by the Knightspoint Entities and approved by the Company (such approval not to be unreasonably withheld or delayed) prior to such meeting.

(g) “Minimum Condition” shall mean beneficial ownership by the Knightspoint Entities of at least an aggregate of 1,750,000 shares of Common Stock, adjusted proportionally in all cases to reflect any stock dividend or distribution, stock split, reverse stock split, combination, recapitalization or similar transaction affecting the outstanding shares of Common Stock after the date hereof.

(h) “Minimum 1-Seat Threshold” shall mean beneficial ownership by the Knightspoint Entities of at least an aggregate number of shares of Common Stock representing at least 25% but less than 50% of the Minimum Condition.

(i) “Minimum 2-Seat Threshold” shall mean beneficial ownership by the Knightspoint Entities of at least an aggregate number of shares of Common Stock representing at least 50% but less than 75% of the Minimum Condition.

(j) “Minimum 3-Seat Threshold” shall mean beneficial ownership by the Knightspoint Entities of at least an aggregate number of shares of Common Stock representing at least 75% of the Minimum Condition.

(k) “No-Seat Threshold” shall mean beneficial ownership by the Knightspoint Entities of an aggregate number of shares of Common Stock representing less than 25% of the Minimum Condition.

(l) “Standstill Period” means the period from the date of this Agreement through the 30th day before the director nomination deadline applicable to stockholders for the 2007 Annual Meeting pursuant to Section 2.11 of the Company’s Bylaws

(ending not later than March 31, 2007), unless, in the case of the Thalheimer Entities, earlier terminated pursuant to Section 3.6.

(m) “Thalheimer Nominees” shall consist of Richard J. Thalheimer, Morton David and George James or, if prior to the 2006 Annual Meeting any of these persons are unable or unwilling to serve, any substitute selected by the Company prior to such meeting.

ARTICLE 2

REPRESENTATIONS

2.1 Authority; Binding Agreement. The Company hereby represents that this Agreement has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each of the Knightspoint Entities represents and warrants that this Agreement has been duly authorized, executed and delivered by such Knightspoint Entity, and is a valid and binding obligation of such Knightspoint Entity, enforceable against such Knightspoint Entity in accordance with its terms. Each of the parties hereto represents and warrants that the execution, delivery and performance of this Agreement by such party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such person or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such person is a party.

2.2 Governmental Approval. Each of the parties hereto represents and warrants that no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit any party to this Agreement to perform such party’s obligations under this Agreement, except for such as have been obtained.

2.3 Bylaws and Certificate of Incorporation. The Company represents and warrants to the Knightspoint Entities that the Bylaws of the Company have not been amended or modified since June 6, 2005. True, accurate and complete copies of the Bylaws and the Certificate of Incorporation of the Company have been delivered or made available to the Knightspoint Entities.

2.4 Share Ownership. The Knightspoint Entities represent and warrant that, as of the date hereof, they satisfy the Minimum Condition.

ARTICLE 3

COVENANTS

3.1 Directors.

(a) The Company agrees it shall cause the 2006 Annual Meeting to occur no later than July 6, 2006. The Company shall cause the Board and all applicable committees of the Board to nominate each of the Knightspoint Nominees, the Thalheimer Nominees and the Independent Nominees for election to the Board (collectively, the “Company Nominees”) at the 2006 Annual Meeting and to solicit votes for each of these nominees’ election in the same manner as votes are solicited for each of the Thalheimer Nominees. The Company shall cause the Board to recommend that the Company’s stockholders vote for the Company Nominees as Directors of the Company at the 2006 Annual Meeting and the Company shall include this recommendation in its proxy materials for the 2006 Annual Meeting. The Company shall cause the proxy used for the 2006 Annual Meeting to solicit authority to vote for the Company Nominees at the 2006 Annual Meeting. The Company shall use commercially reasonable efforts to solicit proxies in favor of the election of the Company Nominees at the 2006 Annual Meeting. The Company shall cause the Board to take all necessary action so that effective as of the election of Directors at the 2006 Annual Meeting the size of the Board shall be fixed at nine members. If any Independent Nominee cannot serve as a Director on the date of the 2006 Annual Meeting but can serve at a later date prior to the Company’s 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”), the Knightspoint Entities and the Company agree (i) to appoint such Independent Nominee to the Board at the time such person is able to serve following the 2006 Annual Meeting and (ii) to hold open the Director seat created pursuant to the preceding sentence for the purpose of appointing such Independent Nominee. If any Knightspoint Nominee is unable or elects not to continue to serve as a Director once elected after the 2006 Annual Meeting, then the Knightspoint Entities shall be entitled to select a replacement Director, and each of the Knightspoint Entities and the Thalheimer Entities shall cause its respective Directors to elect such replacement Director. If any Thalheimer Nominee is unable or elects not to continue to serve as a Director once elected at the 2006 Annual Meeting, then the Thalheimer Entities shall be entitled to select a replacement Director, and each of the Knightspoint Entities and the Thalheimer Entities shall cause its Directors to elect such replacement Director. If any Independent Director is unable or elects not to continue to serve as a Director once elected at the 2006 Annual Meeting, then the Company shall select a replacement Director, and each of the Knightspoint Entities and the Thalheimer Entities shall cause its Directors to elect such replacement Director. The Company and the Board shall not submit any matters to a stockholder vote at the 2006 Annual Meeting other than: (i) the election of the Company Nominees to the Board, and (ii) the ratification of the appointment of the Company’s outside auditor.

(b) The Board or a nominating committee of the Board consisting of one Independent Nominee, one Knightspoint Nominee and one Thalheimer Nominee (the “Nominating Committee”) shall nominate for election to the Board at the 2007 Annual Meeting a slate of individuals selected by it in its sole discretion.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to nominate any Knightspoint Nominees or otherwise perform its obligations under this Section 3.1 with respect to the Knightspoint Nominees unless at all times after the date hereof and prior to the 2006 Annual Meeting the Knightspoint Entities satisfy the Minimum Condition.

(d) If, at any time after the Knightspoint Nominees are elected to the Board but prior to the expiration of the Standstill Period applicable to the Knightspoint Entities, the Knightspoint Entities shall fail to satisfy the Minimum Three-Seat Threshold but shall satisfy the Minimum Two-Seat Threshold, the Knightspoint Entities shall cause one Knightspoint Nominee selected by the Knightspoint Entities to resign immediately by executing and delivering an irrevocable resignation as a member of the Board.

(e) If, at any time after the Knightspoint Nominees are elected to the Board but prior to the expiration of the Standstill Period applicable to the Knightspoint Entities, the Knightspoint Entities shall fail to satisfy the Minimum Three-Seat Threshold and the Minimum Two-Seat Threshold but shall satisfy the Minimum One-Seat Threshold, the Knightspoint Entities shall select one Knightspoint Nominee to remain on the Board and shall cause all other Knightspoint Nominees on the Board to resign immediately by executing and delivering irrevocable resignations as members of the Board.

(f) If, at any time after the Knightspoint Nominees are elected to the Board but prior to the expiration of the Standstill Period applicable to the Knightspoint Entities, the Knightspoint Entities shall fail to satisfy the Minimum Three-Seat Threshold, the Minimum Two-Seat Threshold and the Minimum One-Seat Threshold, the Knightspoint Entities shall cause all Knightspoint Nominees on the Board to resign immediately by executing and delivering irrevocable resignations as members of the Board.

(g) Prior to the 2006 Annual Meeting, the Knightspoint Entities shall notify the Company promptly (and in any event within one business day) if, at any time, the Knightspoint Entities shall fail to satisfy the Minimum Condition.

(h) After the 2006 Annual Meeting but prior to the expiration of the Standstill Period applicable to the Knightspoint Entities, the Knightspoint Entities shall notify the Company promptly (and in any event within three business days) if, at any time, the Knightspoint Entities shall fail to satisfy the Minimum Three-Seat Threshold, the Minimum Two-Seat Threshold or the Minimum One-Seat Threshold.

(i) At any time prior to the expiration of the Standstill Period applicable to the Knightspoint Entities, at the request of the Company, the Knightspoint Entities shall certify to the Company in writing the number of shares of Common Stock beneficially owned by them.

(j) The provisions of Section 3.1(c), (d), (e) and (f) of this Agreement shall not in any way affect or limit the covenants and agreements of the Knightspoint Entities set forth elsewhere in this Agreement.

3.2 Voting. Each of the Knightspoint Entities and the Thalheimer Entities agrees that it shall cause all shares of Common Stock beneficially owned by it, and its Affiliates or Associates, as of the record date for the 2006 Annual Meeting, to be present for quorum purposes and to be voted in favor of the Company Nominees for election at the 2006 Annual Meeting. The Board shall take all actions necessary and appropriate to oppose any action or threatened action to remove any Company Nominee (or any replacement Director elected in accordance with Section 3.1 (a)) other than for gross negligence or willful misconduct from the Board of Directors (whether by consent solicitation or otherwise) prior to the expiration of the Standstill Period applicable to the Knightspoint Entities.

3.3 Actions by Knightspoint Entities. Each of the Knightspoint Entities shall terminate, effective immediately, any efforts to cause any nominees to be elected to the Board of Directors through a proxy solicitation or a consent solicitation made pursuant to the letter to the Company from Knightspoint Partner II, L.P. on March 6, 2006.

3.4 Other Actions by the Knightspoint Entities and Thalheimer Entities. Each of the Knightspoint Entities and the Thalheimer Entities agrees that, during the Standstill Period applicable to such party, neither it nor any of its Affiliates or Associates shall, unless otherwise approved in advance in writing (or by resolution at a meeting) by at least 66 2/3% of the members of the Board then in office, directly or indirectly:

(a) Form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other Knightspoint Entities or one or more Affiliates of a Knightspoint Entity, Thalheimer Entities or one or more Affiliates of a Thalheimer Entity or pursuant to this Agreement;

(b) Solicit proxies or written consents of stockholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” to vote any shares of Common Stock with respect to any matter in opposition to any recommendation of the Board, or become a “participant” in any contested solicitation for the election of Directors with respect to the Company (as such terms are defined or used under the Exchange Act);

(c) Solicit, seek to effect, or negotiate with any Person with respect to, or propose to enter into or otherwise make any public announcement or proposal whatsoever with respect to (i) a merger, consolidation, business combination, share exchange, restructuring, recapitalization or acquisition involving the Company or any similar transaction involving a material portion of the assets of the Company, (ii) the sale, lease, exchange, pledge, mortgage or transfer (including through any arrangement having substantially the same economic effect as a sale of assets) of all or a material portion of the assets of the Company and its subsidiaries, taken as a whole, (iii) the purchase of 25% or more of the outstanding equity securities of the Company, whether by tender offer, exchange offer or otherwise, (iv) the liquidation or dissolution of the Company, or (v) the issuance by the Company of any equity securities as consideration for the assets or securities of another Person; or

(d) Except in its capacity as a Director of the Company, submit any stockholder proposal (pursuant to Rule 14a-8 or otherwise), or any notice of nomination or other business under the Company’s Bylaws, or nominate or oppose Directors for election, at the 2006 Annual Meeting or otherwise during the Standstill Period.

It is understood and agreed that the foregoing shall not be deemed to prohibit any of the Knightspoint Nominees, Thalheimer Nominees or other Company Nominees from (i) engaging in lawful acts in his or her capacity as a Director that such Director believes is reasonably necessary in connection with such Director’s exercise of his or her fiduciary duties as a Director or (ii) making any public statements regarding a transaction of the type described in the proviso to the second sentence of Section 3.2 for which the stockholders that selected such Director are not required pursuant to Section 3.2 to vote on such transaction as directed by the Board or regarding any other extraordinary transaction (including a material acquisition, leveraged recapitalization or material equity or debt financing transaction) for which approval of the Company’s stockholders is not required.

3.5 Publicity. Promptly after the execution of this Agreement, the Company and the Knightspoint Entities shall issue a joint press release in the form attached hereto as Exhibit I.

3.6 Chairman and Chief Executive Officer. The parties agree that except as set forth in this Section 3.6, the terms of this Agreement do not change Richard J. Thalheimer’s position as Chairman of the Board of Directors and Chief Executive Officer of the Company, subject to the terms of his Employment Agreement (as defined below). Richard J. Thalheimer hereby acknowledges and agrees that this Agreement shall hereby amend his Employment Agreement dated October 21, 2002 with the Company (the “Employment Agreement”) so that the changes to the Board of Directors and the other actions contemplated by this Agreement shall not constitute a “Change In Control” or a “Good Reason” pursuant to the Employment Agreement and that the Employment Agreement shall otherwise continue in full force and effect. Notwithstanding the foregoing, if during the Standstill Period Richard J. Thalheimer is terminated by the Company without “Cause” or if “Good Reason” has occurred, the Standstill Period with respect to the Thalheimer Entities shall terminate and neither Richard J. Thalheimer nor any Thalheimer Entity shall have any further obligation under this Agreement. For purposes of this Section 3.6, “Change In Control” and “Good Reason” shall have the meanings ascribed to such terms in the Employment Agreement.

ARTICLE 4

OTHER PROVISIONS

4.1 Remedies.

(a) Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates and Associates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Each party hereto agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of the State of Delaware and/or the courts of the United States of America located in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.3 shall be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. Any judgment rendered by a Delaware court may be enforced in any other jurisdiction in the United States.

(c) Nothing in this Article 4 shall prevent any of the parties hereto from enforcing its rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, Directors, officers, or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including, without limitation, any federal, state or other governmental proceeding of any kind, against any of them. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

4.2 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by all of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

4.3 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	Sharper Image Corporation 350 The Embarcadero, 6th Floor San Francisco, California 94105 Attention: Chief Executive Officer (415) 445-6000

with a copy to:	Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 Attention: Bruce Dallas (650) 752-2111

If to the Knightspoint Entities:	David Meyer c/o Knightspoint Partners LLC 787 Seventh Avenue, 9th Floor New York, New York 1001 (212) 786-6020

with a copy to:	McDermott, Will & Emery LLP 227 West Monroe Street Chicago, IL 60606 Facsimile: (312) 984-7700 Attention: Stanley H. Meadows, P.C.

4.4 Severability. If any terms, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

4.5 Expenses. No later than May 12, 2006, the Company shall reimburse the Knightspoint Entities for out-of-pocket fees and expenses incurred in connection with the proxy solicitation and the negotiation and execution of this Agreement and all related activities and matters; provided that such reimbursement shall not exceed $78,125. In the event of any litigation among any of the parties hereto concerning this Agreement or the transactions contemplated hereby, the prevailing party in such litigation shall be entitled to reimbursement from the party opposing such prevailing party of all reasonable attorneys’ fees and costs incurred in connection therewith. Except as provided in the two preceding sentences, all costs and expenses incurred in connection with this Agreement, including in connection with the 2006 Annual Meeting, shall be paid by the party incurring such cost or expense.

4.6 Term. This Agreement shall remain in full force and effect from the date hereof until the expiration of the Standstill Period applicable to the Knightspoint Entities.

4.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

4.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may delegate or otherwise transfer any of its obligations under this Agreement without the prior written consent of the other parties hereto.

4.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned parties has executed or caused this Agreement to be executed on the date first above written.

SHARPER IMAGE CORPORATION

By:	/s/ Tracy Wan
Name:	Tracy Wan
Title:	President, Chief Operating Officer

KNIGHTSPOINT PARTNERS II, L.P.

By:	/s/ David Meyer
Name:	David Meyer
Title:	Managing Member

KNIGHTSPOINT CAPITAL MANAGEMENT II LLC

By:	/s/ David Meyer
Name:	David Meyer
Title:	Managing Member

KNIGHTSPOINT PARTNERS LLC

By:	/s/ David Meyer
Name:	David Meyer
Title:	Managing Member

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

PARCHE, LLC

By:	Admiral Advisors, LLC
Its:	managing Member

ADMIRAL ADVISORS, LLC

By:	RAMIUS CAPITAL GROUP, LLC
Its:	Managing Member

By:	C4S & CO., LLC
Its:	Managing Member

RAMIUS CAPITAL GROUP, LLC

By:	C4S & CO., LLC
Its:	Managing Member

C4S & CO., LLC

By:	/s/ Morgan B. Stark
Name:	Morgan B. Stark
Title:	Authorized Signatory

/s/ Jerry W. Levin
Jerry W. Levin

/s/ Michael S. Koeneke
Michael S. Koeneke

/s/ David M. Meyer
David M. Meyer

/s/ Peter A. Cohen
Peter A. Cohen

/s/ Jeffrey M. Solomon
Jeffrey M. Solomon

/s/ Morgan B. Stark
Morgan B. Stark

/s/ Thomas W. Strauss
Thomas W. Strauss

Signatures included on next page

Richard J. Thalheimer Revocable Trust

By:	/s/ Richard J. Thalheimer
Name: Richard J. Thalheimer
Title: Trustee

Richard J. Thalheimer 1997 Annuity Trust

By:	/s/ Richard J. Thalheimer
Name: Richard J. Thalheimer
Title: Trustee

Thalheimer Grantor Annuity Trust of 1997

By:	/s/ Richard J. Thalheimer
Name: Richard J. Thalheimer
Title: Trustee

Richard J. Thalheimer 2005 Annuity Trust

By:	/s/ Richard J. Thalheimer
Name: Richard J. Thalheimer
Title: Trustee

Signatures included on next page

/s/ Richard J. Thalheimer
Richard J. Thalheimer

Richard Thalheimer Children’s Trust of 1989

By:	/s/ John Comyns
Name: John Comyns
Title: Trustee

Richard and Elyse Thalheimer Irrevocable Trust of 1995

By:	/s/ John Comyns
Name: John Comyns
Title: Trustee

Richard J. Thalheimer Irrevocable Trust of 1999

By:	/s/ John Comyns
Name: John Comyns
Title: Trustee

Schedule A: Knightspoint Entities

Knightspoint Partners II, L.P.

Knightspoint Capital Management II, LLC

Knightspoint Partners LLC

Michael Koeneke

David Meyer

Jerry W. Levin

Starboard Value and Opportunity Master Fund Ltd.

Ramius Capital Group, LLC

C4S & Co., L.L.C.

Ramius Advisors, L.L.C.

Peter A. Cohen

Jeffrey M. Solomon

Morgan B. Stark

Thomas W. Strauss

Parche, LLC

Admiral Advisors, LLC

Exhibit I

THE SHARPER IMAGE®
350 The Embarcadero
San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE

May 9, 2006

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE AND KNIGHTSPOINT GROUP AGREE

ON JOINT SLATE OF DIRECTORS; AVOID PROXY CONTEST

San Francisco, CA. - Sharper Image Corporation (NASDAQ:SHRP) and a group of investors led by the Knightspoint Group announced today that they have reached a Settlement Agreement on a slate of candidates for The Sharper Image Board of Directors. This agreement will avoid a proxy contest at the Company’s 2006 annual stockholder meeting scheduled for July 6, 2006.

Under the terms of the Settlement Agreement, The Sharper Image Board will be increased from seven to nine members at the 2006 annual stockholder meeting. The Company will propose a joint slate of directors that will include three Sharper Image nominees, three Knightspoint nominees and three independent nominees. As part of the settlement, Knightspoint has withdrawn its nomination of candidates for election to the Board of Directors and has agreed to vote its shares in favor of the joint slate of Director nominees. In addition, the agreement includes voting and standstill provisions for the respective stockholders.

Director Nominees

The three Sharper Image nominees are Richard Thalheimer, the Company’s founder and largest individual stockholder, Morton David, and George James. Each is a current Director of the Company.

The three nominees of the Knightspoint Group are Jerry W. Levin, Chairman and Chief Executive Officer of JW Levin Partners LLC; Michael Koeneke and David Meyer, both Managing Members of Knightspoint Partners LLC.

The independent nominees, completing the slate of nine directors, are Bill Fields, Chairman of Intersource Co. Ltd; Howard Gross, former President and Chief Executive Officer of HUB Distributing; and Howard Liebman, former President and Chief Financial Officer of Shorewood Packaging Corporation.

Richard Thalheimer, who will continue as Chairman and Chief Executive Officer, stated that, “I have a high degree of respect for the nominees of the Knightspoint Group and our new independent nominees, and we look forward to benefiting from their professional experience and new perspectives on building a strong, profitable Company. Our current Board of Directors and management team are focused on growing the business and returning to profitability through innovative merchandising, distinctive marketing and efficient operations. We collectively look forward to ensuring that The Sharper Image remains one of the premier specialty retailers in the marketplace. Finally, I want to thank those current board members who will not be standing for reelection for their past services.”

Knightspoint Group nominee Jerry W. Levin commented that, “We believe in the long-term value of The Sharper Image, built on its well-known history of successfully introducing new, innovative and high-quality products. I look forward to working with Richard Thalheimer; there are very few real “merchants” in the retail industry today. Richard’s merchandising instincts, since the founding of The Sharper Image in 1977, have been truly remarkable. That is one of the reasons The Sharper Image has become one of the great brand names in specialty retailing. We look forward to working together with the Board and the management team to enhance value for all stockholders.”

Mr. Levin further commented, “This agreement demonstrates the commitment of all parties to addressing the interests of all stockholders in a significant and positive way.”

Knightspoint Nominees

Jerry Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm. From 1998 to 2005, he was Chairman and Chief Executive Officer of American Household, Inc. (formerly named Sunbeam Corporation). Mr. Levin was previously Chairman and CEO of The Coleman Company, Inc., Chairman and CEO of Revlon, Inc. and held senior executive positions with The Pillsbury Company.

Michael Koeneke is a Managing Member of Knightspoint Partners LLC, an investment firm he co-founded in 2003. From 1997 through 2002, Mr. Koeneke was the co-head and then the Chairman of Global Mergers and Acquisitions at Merrill Lynch & Co., Inc. Mr. Koeneke is also a Director of CPI Corp. (NYSE: CPY).

David Meyer is a Managing Member of Knightspoint Partners LLC, an investment firm he co-founded in 2003. Since 2004, Mr. Meyer has served as Chairman of the Board of Directors of CPI Corp. and served, from 2004 to 2005, as a member of the interim Office of the Chief Executive. From 1995 to 2002, Mr. Meyer served in various capacities at Credit Suisse First Boston including as a Director in the Mergers and Acquisitions and Global Industrial and Services Groups in the firm’s London office.

Independent Nominees

William R. Fields is the chairman of Austin, Texas based Intersource Co. Ltd. Previously, Mr. Fields was Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999 and Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc.

Howard Gross is currently a trustee of Glimcher Realty Trust. He retired in December 2003 as President and Chief Executive Officer of HUB Distributing, a privately owned regional retailing business. Mr. Gross also served as President and Chief Operating Officer of Today’s Man from 1995 to 1996, as President and Chief Executive Officer of The Limited Stores from 1991 to 1994, and President and Chief Executive Officer of Victoria’s Secret from 1983 to 1991. Mr. Gross currently serves on the advisory boards of Santa Clara University Retail Management Institute and Eddie Bauer Holdings. He also previously served on the Board of Directors of The Wet Seal, Inc., a specialty retailer of fashionable and contemporary apparel and accessory items.

Howard M. Liebman was formerly President, Chief Financial Officer and a member of the Board of Shorewood Packaging Corporation prior to its acquisition by International Paper in March 2000. Mr. Liebman continued as Executive Vice President of Shorewood until his retirement in December 2005. Prior to joining Shorewood in 1994, Mr. Liebman was a partner with Deloitte & Touche (and its predecessors), which he joined in 1966. Mr. Liebman currently serves on the Board and is Chairman of the Audit Committee of Federation Employment and Guidance Service (FEGS).

Sharper Image Nominees

Morton David has been a Director of the Company since January 1998. Mr. David was Chairman, President and Chief Executive Officer of Franklin Electronic Publishers, Inc. from May 1984 until his retirement in February 1998.

George James has been a Director of the Company since June 1999. Mr. James was Senior Vice President and Chief Financial Officer of Levi Strauss & Co. from 1985 until his retirement in 1998. Mr. James was Executive Vice President and Group President from 1984 to 1985, and was Executive Vice President and Chief Financial Officer from 1982 to 1983 at Crown Zellerbach Corporation.

Richard Thalheimer founded The Sharper Image in 1977 and currently serves as Chairman and Chief Executive Officer.

About Sharper Image

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 191 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Sharper Image Corporation will file a proxy statement in connection with its 2006 annual meeting of stockholders. Stockholders are strongly advised to read the proxy statement when it becomes available because it contains important information. Investors will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at www.sec.gov. Copies of the proxy statement and any amendments and supplements will also be available for free at the Company’s website at www.sharperimage.com or by writing to Sharper Image Corporation, 350 The Embarcadero, 6th Floor, San Francisco, California 94105, Attention: Investor Relations. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of the Company’s stockholders are available on a Schedule 14A filed with the SEC.